Exhibit 99

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow Senior Executive Vice President and Chief Financial Officer 973-305-4003

VALLEY NATIONAL BANCORP REPORTS SECOND QUARTER EARNINGS

AND SOLID LOAN GROWTH

WAYNE, NJ—July 26, 2012—Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the second quarter of 2012 of $32.8 million, or $0.17 per diluted common share as compared to the second quarter of 2011 earnings of $36.9 million, or $0.21 per diluted common share. See the “Key highlights for the second quarter” section below for more details.

All common share data presented in this press release, including the earnings per diluted common share data above, were adjusted for a five percent stock dividend issued on May 25, 2012.

Key highlights for the second quarter:

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Loan Growth: Overall, our total loan portfolio grew by 9.8 percent on an annualized basis during the second quarter of 2012. Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $300.0 million to $11.2 billion at June 30, 2012 from March 31, 2012. Our residential mortgage and commercial real estate (excluding construction) loans experienced organic growth of $213.9 million and $93.5 million, or 33.8 percent and 8.6 percent, respectively, on an annualized basis, during the second quarter of 2012. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $226.5 million, or 2.0 percent of our total loans, at June 30, 2012 as compared to $252.2 million at March 31, 2012 mainly due to normal payment activity.

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Asset Quality: Total loans past due 30 days or more were 1.38 percent of the loan portfolio at June 30, 2012 compared to 1.52 percent at March 31, 2012. Total non-accrual loans were $126.2 million, or 1.10 percent of our entire loan portfolio of $11.4 billion, at June 30, 2012. The residential mortgage and home equity loan portfolios totaling almost 26,000 individual loans had only 260 loans past due 30 days or more at June 30, 2012. At June 30, 2012, residential mortgage and home equity loans delinquent 30 days or more totaled $45.5 million, or 1.40 percent of approximately $3.2 billion in total loans within these categories. See “Credit Quality” section below for more details.

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Net Interest Income and Margin: Net interest income decreased $5.4 million to $122.1 million for the quarter ended June 30, 2012 as compared to $127.5 million for the quarter ended March 31, 2012, and increased by $4.4 million from $117.7 million for the second quarter of 2011. On a tax equivalent basis, our net interest margin decreased 18 basis points to 3.52

Valley National Bancorp (NYSE: VLY)

2012 Second Quarter Earnings

July 26, 2012

percent in the second quarter of 2012 as compared to 3.70 percent for the first quarter of 2012, and decreased 19 basis points from 3.71 percent for the second quarter of 2011. The decreases in both net interest income and margin as compared to the linked first quarter of 2012 were mainly due to a decline in accretion recognized on purchased credit impaired (PCI) loans and lower yields on new loans and taxable investments caused by the current low level of market interest rates. See the “Net Interest Income and Margin” section below for more details.

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Rate Reduction on Long-Term Borrowings: Over the last three quarters, we actively reduced the costs associated with our borrowings. In June 2012, we modified the terms of $100 million in FHLB advances within our long-term borrowings. The modifications resulted in a reduction of the interest rate on these funds, an extension of their maturity dates to 10 years from the date of modification, and a conversion of the debt to non-callable for period of 4 years. We similarly modified the terms of $150 million and $435 million in FHLB advances and other borrowings during the three months ended March 31, 2012 and December 31, 2011, respectively. After the modifications, the weighted average interest rate on these borrowings declined by 0.82 percent to 3.91 percent. There were no gains, losses, penalties or fees incurred in the modification transactions.

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans and unfunded letters of credit was $7.4 million for the second quarter of 2012 as compared to $5.7 million for the first quarter of 2012 and $6.8 million for the second quarter of 2011. Net loan charge-offs on non-covered loans increased to $8.7 million for the second quarter of 2012 compared to $6.3 million for the first quarter of 2012 and $6.2 million for the second quarter of 2011. At June 30, 2012, our allowance for losses on non-covered loans and unfunded letters of credit totaled $120.8 million and was 1.08 percent of non-covered loans, as compared to 1.12 percent and 1.32 percent at March 31, 2012 and June 30, 2011, respectively. The declines in the ratio from June 30, 2011 reflect the impact of the loans obtained in the acquisition of State Bancorp and the commercial real estate loans purchased during the first quarter of 2012 which U.S. GAAP requires to be initially recorded at fair value based on an amount estimated to be collectible. The purchased loans were initially recorded net of fair valuation discounts related to credit totaling over $53 million and $5 million, respectively, which may be used to absorb potential future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition.

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Provision for Losses on Covered Loans: We recorded no provision for losses on covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) related to additional credit impairment of the loan pools during the first six months of 2012. Comparatively, we recorded a $788 thousand reduction in the covered loan provision during the second quarter of 2011 due to a lower level of estimated credit impairment with certain pools of covered loans. Net charge-offs of covered loans totaled $1.8 million and $639 thousand for the second quarters of 2012 and 2011, respectively. Our allowance for losses on covered loans totaled $11.8 million, $13.5 million, and $18.7 million at June 30, 2012, March 31, 2012 and June 30, 2011, respectively.

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Change in FDIC Loss-Share Receivable: Non-interest income reflected a $7.0 million reduction during the second quarter of 2012 as a result of a decrease in our FDIC loss-share receivable. Of this amount, $6.0 million represents a reduction in the FDIC’s portion of

Valley National Bancorp (NYSE: VLY)

2012 Second Quarter Earnings

July 26, 2012

estimated losses related to unused lines of credit assumed in FDIC-assisted transactions which have expired. The reversal of the liability (resulting from purchase accounting adjustments recorded at acquisition) for these unused lines of credit correspondingly resulted in an increase of our other non-interest income by $7.4 million for the three months ended June 30, 2012.

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Investments: Other-than-temporary impairment charges recognized in earnings totaled $550 thousand during the second quarter of 2012 related to one previously impaired private mortgage-backed security, as compared to no credit impairment charges in the second quarter of 2011. We recorded net gains on securities transactions totaling $1.2 million ($754 thousand after taxes, or less than $0.01 per common share) in the second quarter of 2012 as compared to $16.5 million ($9.9 million, or $0.06 per common share) during the second quarter of 2011. The net gains in the second quarter of 2012 mainly relate to the sale of $86.7 million in U.S. Treasury and government agency securities classified as available for sale.

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Trading Mark to Market Impact on Earnings: Net income for the second quarter of 2012 included net trading gains of $1.6 million ($1.1 million after taxes, or approximately $0.01 per common share) as compared to net trading losses of $1.0 million ($674 thousand after taxes, or less than $0.01 per common share) for the second quarter of 2011. Net trading gains and losses mainly represent non-cash mark to market gains and losses on our junior subordinated debentures carried at fair value.

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Income Tax Expense: Our effective tax rate decreased to 30.4 percent for the second quarter of 2012 as compared to 30.7 percent for the first quarter of 2012, and 40.6 percent for the second quarter of 2011. The decrease from the 2011 period was largely due to an incremental tax provision of $8.5 million ($0.05 per common share) in the second quarter of 2011.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier 1 capital, and leverage capital were 12.16 percent, 10.53 percent, and 8.10 percent, respectively, at June 30, 2012.

Gerald H. Lipkin, Chairman, President and CEO commented that “Valley’s earnings for the second quarter of 2012 were negatively impacted by the prolonged low level of market interest rates and the higher costs associated with today’s banking regulations. However, Valley’s net interest margin and net interest income were positively impacted during the quarter by the large volume of new residential mortgage and commercial real estate loan originations. The increase in the mortgage volume is largely the result of our residential mortgage refinance program and our strong emphasis in the New York Metro area supported by our expanded network of 44 full service branches in the New York boroughs and Long Island after the acquisition of State Bancorp on January 1, 2012. We believe the residential refinance activity should continue at or above the first and second quarter levels through the balance of 2012. The loan pipeline for both C&I and commercial real estate loans is also expected to remain quite strong. Our extensive branch network, new executive offices recently opened in Manhattan, and Valley branding campaigns through television and radio should greatly assist us in meeting our loan production goals.” Mr. Lipkin added, “In the second half of 2012, we will maintain a focus on opportunities to increase our non-interest income as a percentage of our total revenues. We believe one such opportunity is to increase the sales of refinanced residential loan originations, which we expect may add materially to our non-interest income while lessening our interest rate risk.”

Valley National Bancorp (NYSE: VLY)

2012 Second Quarter Earnings

July 26, 2012

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $123.8 million for the second quarter of 2012, a $5.3 million decrease from the first quarter of 2012 and an increase of $4.9 million from the second quarter of 2011. The linked quarter decrease was mainly caused by a 33 basis point decline in the yield on average loans, partially offset by strong organic residential and commercial real estate mortgage loan growth, as well as lower costs on most of our interest-bearing liabilities during the second quarter of 2012.

The net interest margin on a tax equivalent basis was 3.52 percent for the second quarter of 2012, a decrease of 18 basis points from 3.70 percent in the linked first quarter of 2012, and a 19 basis point decline from 3.71 percent for the quarter ended June 30, 2011. The yield on average interest earning assets decreased by 25 basis points on a linked quarter basis mainly as a result of a decline in accretion recognized on PCI loans and lower yields on both average loans and taxable investments caused by the historically low interest rate environment. The accretion recognized on higher yielding PCI loans declined from the first quarter of 2012 as these loans continued to experience significant repayments. The volume of refinance or prepayment of higher yielding non-PCI loans remained relatively high for the second quarter of 2012 and also negatively impacted the yield on average loans. The yield on average taxable investments declined quarter over quarter due to several factors, including prepayments of higher yielding securities, accelerated premium amortization on certain mortgage-backed securities, and new securities yielding lower market rates. The cost of average interest bearing liabilities declined 6 basis points from 1.69 percent in the first quarter of 2012 mainly due to a 5 basis point decline in the cost of average savings, NOW and money market deposits caused by lower rates offered on such products and a $150.8 million decline in average time deposits mainly resulting from the run-off of maturing higher rate certificates of deposit. The cost of long-term borrowings also decreased 5 basis points to 4.18 percent for the second quarter of 2012 primarily due to the aforementioned interest rate modifications of $250 million in FHLB advances during the second and first quarters of 2012. Our cost of total deposits was 0.51 percent for the second quarter of 2012 compared to 0.57 percent for the three months ended March 31, 2012.

We believe our margin may continue to face the risk of compression into the foreseeable future due to the current low level of interest rates on most interest earning asset alternatives. However, we continue to tightly manage our balance sheet and our cost of funds to optimize our returns.

Credit Quality

Our past due loans and non-accrual loans discussed below exclude PCI loans. Valley’s PCI loans consist of loans that were acquired as part of FDIC-assisted transactions (the “covered loans”) in 2010 and loans subsequently acquired or purchased by Valley, primarily consisting of loans acquired from State Bancorp on January 1, 2012. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley.

Total loan delinquencies as a percentage of total loans were 1.38 percent at June 30, 2012 as compared to 1.52 percent at March 31, 2012 and 1.66 percent at June 30, 2011. With a non-covered loan portfolio totaling $11.2 billion, net loan charge-offs on non-covered loans for the second quarter of 2012 totaled $8.7 million as compared to $6.3 million for the first quarter of 2012 and $6.2 million for

Valley National Bancorp (NYSE: VLY)

2012 Second Quarter Earnings

July 26, 2012

the second quarter of 2011. The increase in the second quarter of 2012 was largely due to a $4.6 million partial charge-off of one non-performing impaired commercial real estate loan based upon its lower collateral valuation at June 30, 2012. There were $1.8 million in charge-offs on loans in our impaired covered loan pools for the second quarter of 2012 as compared to no charge-offs in the first quarter of 2012 and charge-offs totaling $639 thousand for the second quarter of 2011. Charge-offs on impaired covered loan pools are substantially covered by loss-sharing agreements with the FDIC.

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category at June 30, 2012, March 31, 2012 and June 30, 2011:

	June 30, 2012		March 31, 2012		June 30, 2011
	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category
Loan Category:
Commercial and Industrial loans*	$63,521	2.93%	$65,061	3.00%	$59,919	3.28%
Commercial real estate loans:
Commercial real estate	20,900	0.47%	18,568	0.43%	18,310	0.53%
Construction	12,632	3.07%	13,337	3.10%	13,863	3.35%

Total commercial real estate loans	33,532	0.69%	31,905	0.67%	32,173	0.82%

Residential mortgage loans	10,678	0.39%	9,775	0.39%	10,913	0.51%
Consumer loans:
Home equity	1,872	0.37%	2,245	0.44%	2,791	0.58%
Auto and other consumer	3,937	0.42%	5,695	0.63%	8,284	0.90%

Total consumer loans	5,809	0.41%	7,940	0.56%	11,075	0.79%
Unallocated	7,225	—	7,367	—	8,094	—

Allowance for non-covered loans and unfunded letters of credit	120,765	1.08%	122,048	1.12%	122,174	1.32%
Allowance for covered loans	11,771	5.20%	13,528	5.36%	18,719	6.07%

Total allowance for credit losses	$132,536	1.16%	$135,576	1.22%	$140,893	1.47%

*	Includes the reserve for unfunded letters of credit.

The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 1.08 percent at June 30, 2012 as compared to 1.12 percent and 1.32 percent at March 31, 2012 and June 30, 2011, respectively. The allocation percentages in the commercial and commercial real estate loan categories shown in the table above decreased from June 30, 2011 largely due to non-covered PCI loans acquired from State Bancorp on January 1, 2012 and commercial real estate loans purchased from another financial institution in March 2012. The PCI loans were recorded at fair value upon acquisition based on an initial estimate of expected cash flows, including a reduction for estimated credit losses and, in the case of State Bancorp, without carryover of the loan portfolio’s historical allowance for loan losses. The PCI loans are accounted for on a pool basis and were initially recorded net of fair valuation discounts related to credit totaling over $53 million and $5 million, respectively, which may be used to absorb potential future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Additionally, the allocated reserves for auto and other consumer loans declined from March 31, 2012 as loss experience and the outlook for the

Valley National Bancorp (NYSE: VLY)

2012 Second Quarter Earnings

July 26, 2012

automobile portfolio continued to improve during the second quarter of 2012. Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $1.1 billion) was 1.20 percent at June 30, 2012 as compared to 1.25 percent at March 31, 2012.

Total non-performing assets (“NPAs”), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities, totaled $195.4 million at June 30, 2012 compared to $179.6 million at March 31, 2012. The $15.8 million increase in NPAs from March 31, 2012 was largely due to one new non-accrual commercial real estate loan totaling $11.8 million (after the aforementioned partial charge-off totaling $4.6 million during the second quarter of 2012) and a $7.4 million increase in the estimated fair value of non-accrual debt securities (consisting of other-than-temporarily impaired trust preferred securities classified as available for sale) totaling $45.9 million at June 30, 2012. The non-accrual debt securities had total combined unrealized losses of $5.8 million and $13.2 million at June 30, 2012 and March 31, 2012, respectively.

Non-accrual loans increased $1.0 million to $126.2 million at June 30, 2012 as compared to $125.2 million at March 31, 2012 mainly due to the new non-accrual commercial real estate loan with a recorded investment totaling $11.8 million, partially offset by the migration of two commercial loans secured by aircraft totaling $9.2 million prior to transfer to other repossessed assets during the second quarter of 2012 (See additional discussion below). Although the timing of collection is uncertain, management believes that most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $201.4 million at June 30, 2012 and had $22.0 million in related specific reserves included in our total allowance for loan losses. OREO (which consists of 25 commercial and residential properties) and other repossessed assets, excluding OREO subject to loss-sharing agreements with the FDIC, totaled $14.7 million and $8.5 million, respectively, at June 30, 2012 as compared to $14.1 million and $1.8 million, respectively, at March 31, 2012. The $6.7 million increase in other repossessed assets was due to the transfer of two aircraft at their estimated fair values (less selling costs) of $6.6 million that collateralized two non-accrual commercial loans. The transfers resulted in partial loan charge-offs totaling $2.6 million to our allowance of loan losses.

Loans past due 90 days or more and still accruing decreased $1.2 million to $1.5 million, or 0.01 percent of total loans, at June 30, 2012 compared to $2.7 million, or 0.02 percent at March 31, 2012. The decrease was mainly due to declines in the residential mortgage and commercial real estate loan categories caused by loans that are no longer past due.

Loans past due 30 to 89 days decreased $12.0 million to $30.0 million at June 30, 2012 compared to March 31, 2012 mainly due to lower delinquencies within construction loans and commercial and industrial loans. Within this past due category, commercial real estate loans increased $2.6 million to $11.5 million at June 30, 2012 mainly due to the inclusion of two new potential problem loans totaling $6.5 million. A potential problem loan is a performing loan for which management has concerns about the ability of the borrower to comply with the loan repayment terms and which may result in a non-performing loan. Our decision to characterize such performing loans as potential problem loans does not necessarily mean that management expects losses to occur, but that management recognizes potential problem loans carry a higher probability of default. Of the $6.5 million, approximately $2.1 million is estimated to be at risk after collateral values and guarantees are taken into consideration.

Valley National Bancorp (NYSE: VLY)

2012 Second Quarter Earnings

July 26, 2012

Troubled debt restructured loans (“TDRs”) represent loan modifications for customers experiencing financial difficulties where a concession has been granted. Performing TDRs (i.e., TDRs not reported as loans 90 days or more past due and still accruing or as non-accrual loans) totaled $113.6 million at June 30, 2012 and consisted of 85 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to 71 loans totaling $96.2 million at March 31, 2012. On an aggregate basis, the $113.6 million in performing TDRs at June 30, 2012 had a modified weighted average interest rate of approximately 4.73 percent as compared to a pre-modification weighted average interest rate of 5.72 percent.

Loans and Deposits

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $300.0 million to approximately $11.2 billion at June 30, 2012 from March 31, 2012 mainly due to strong organic growth in the residential mortgage and commercial real estate loan portfolios. Residential mortgage loans increased $213.9 million from March 31, 2012 mainly due to the continued success of our low fixed-price refinance programs and the current low level of market interest rates. During the second quarter of 2012, we originated over $478 million in new and refinanced residential mortgage loans and retained approximately 81 percent of these loans in our loan portfolio at June 30, 2012. Commercial real estate loans (excluding construction loans) increased $93.5 million, or 8.6 percent on an annualized basis, from March 31, 2012. The continued quarter over quarter growth in this loan category is largely a product of our strong business emphasis on co-op loan lending in the New York Metro area and increased new loan demand across a broad range of borrowers in our primary markets, including new activity generated from our acquisition of State Bancorp in January 2012. Automobile loans increased by $14.1 million, or 7.4 percent on an annualized basis, during the second quarter as compared to March 31, 2012 largely due to strong consumer demand, expanded dealer relationships, and some improvement in market rate pricing that has allowed us to more effectively compete for quality credits during the quarter. Commercial and industrial loans were relatively unchanged from March 31, 2012 as loan demand remained soft and the market competition for quality credits continued to challenge our ability to achieve significant loan growth in this category during the quarter. Home equity loan origination volumes continued to be outpaced by normal loan payments and prepayments during the second quarter of 2012 due to, among other factors, borrowers electing to rollover loan balances into refinanced first residential mortgages, high unemployment levels, as well as our strict underwriting standards.

Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during 2010. Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $226.5 million at June 30, 2012 as compared to $252.2 million at March 31, 2012. As required for our PCI loans acquired and purchased during the first quarter of 2012, all of our covered loans are accounted for on a pool basis. For loan pools with better than originally expected cash flows, the forecasted increase is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the second quarter of 2012, we reduced our FDIC loss-share receivable by $2.2 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period.

Valley National Bancorp (NYSE: VLY)

2012 Second Quarter Earnings

July 26, 2012

Deposits. Total deposits decreased $85.5 million to approximately $10.9 billion at June 30, 2012 from March 31, 2012 mostly due to lower time deposit balances. Valley’s time deposits totaling $2.6 billion at June 30, 2012 declined $62.5 million as compared to March 31, 2012 largely due to the continued run-off of maturing higher cost certificates of deposit and the low level of interest rates currently offered on such products. During the second quarter of 2012, savings, NOW and money market accounts also declined by $21.7 million due to lower municipal deposit balances, partially offset by growth in our retail deposits which continue to benefit from the migration of some maturing certificate of deposits to these account types. Valley’s non-interest bearing deposits totaling $3.2 billion at June 30, 2012 remained relatively unchanged as compared to March 31, 2012.

Non-Interest Income

Second quarter of 2012 compared with second quarter of 2011

Non-interest income for the second quarter of 2012 decreased $9.5 million to $24.0 million as compared to $33.5 million for the same period of 2011. Net gains on securities transactions decreased $15.3 million to $1.2 million for the three months ended June 30, 2012 from $16.5 million for the same period of 2011. During the second quarter of 2012, we sold $86.7 million in U.S. Treasury and government agency securities that were classified as available for sale as compared to the sale of $253.0 million in residential mortgage-backed securities, preferred securities, and U.S. Treasury securities classified as available for sale in the second quarter of 2011. The change in the FDIC loss-share receivable resulted in a $7.0 million and $2.7 million reduction in non-interest income for the second quarters of 2012 and 2011, respectively. The increase from 2011 was mainly due to a $6.0 million reduction in the FDIC’s portion of estimated losses related to unused lines of credit assumed in FDIC-assisted transactions. Other non-interest income increased $6.5 million to $11.3 million for the three months ended June 30, 2012 largely due to the corresponding reversal of $7.4 million in purchase accounting valuation liabilities related to expired and unused lines of credit assumed in FDIC-assisted transactions. Net trading gains increased $2.6 million to $1.6 million for the second quarter of 2012 as compared to a net loss of $1.0 million for the second quarter of 2011 mainly due to non-cash mark to market gains on our trust preferred debentures carried at fair value. Net gains on sales of loans also increased $1.6 million as compared to the second quarter of 2011 primarily due to a higher level of loan originations for sale in the second quarter of 2012.

Second quarter of 2012 compared with first quarter of 2012

Non-interest income for the second quarter of 2012 increased $1.4 million from $22.6 million for the quarter ended March 31, 2012. Other non-interest income increased $6.9 million from $4.4 million for the three months ended March 31, 2012 largely due to the reversal of $7.4 million in liabilities related to expired and unused lines of credit assumed in FDIC-assisted transactions. Net trading gains increased $2.6 million from a net loss of $988 thousand for the first quarter of 2012 mainly due to non-cash mark to market gains on our trust preferred debentures carried at fair value during the second quarter of 2012. Net gains on securities transactions increased $1.4 million from net losses totaling $157 thousand for the first quarter of 2012 due to the U.S. Treasury and government agency securities sold in the second quarter of 2012. The reduction related to the change in the FDIC loss-share

Valley National Bancorp (NYSE: VLY)

2012 Second Quarter Earnings

July 26, 2012

receivable increased $6.9 million from $90 thousand in the first quarter of 2012 primarily due to the expiration of unused lines of credit covered under loss-sharing agreements with the FDIC. Insurance commissions declined $2.1 million to $3.3 million for the three months ended June 30, 2012 as compared to $5.4 million for the first quarter of 2012 due to a lower level of external business activity at our title insurance and all-line insurance agency subsidiaries.

Non-Interest Expense

Second quarter of 2012 compared with second quarter of 2011

Non-interest expense increased $8.4 million to $91.5 million for the three months ended June 30, 2012 from $83.1 million for the same period of 2011 largely due to a $7.1 million increase in salary and employee benefits expense. The increase was primarily due to additional staffing expense related to the State Bancorp acquisition on January 1, 2012, higher medical health insurance expense, and a $673 thousand increase in incentive stock compensation expense due to additional amortization from stock awards granted during 2012. Net occupancy and equipment expenses increased $1.4 million to $16.9 million for the second quarter of 2012 due to additional expenses associated with the 16 branches acquired from State Bancorp. Amortization of other intangible assets increased $736 thousand due to our recognition of net impairment charges totaling $401 thousand on certain loan servicing rights during the second quarter of 2012, as well as additional amortization expense related to core deposits assumed from State Bancorp. Partially offsetting these increases, advertising expense decreased $862 thousand from $2.7 million for the second quarter of 2011 mainly due to a lower volume of promotional activity during the second quarter of 2012.

Second quarter of 2012 compared with first quarter of 2012

Non-interest expense decreased by $3.0 million from $94.5 million for the linked quarter ended March 31, 2012 mainly due to a $2.8 million decline in other non-interest expense. Other non-interest expense decreased during the second quarter of 2012 mainly due to general decreases in several areas due to stronger controls over expenditures, including the additional expenses related to the acquisition of State Bancorp, as well as a $701 thousand reduction in data processing conversion and other merger expenses as compared to the first quarter of 2012.

Income Tax Expense

Income tax expense was $14.4 million and $25.2 million for the three months ended June 30, 2012 and 2011, respectively. The effective tax rate decreased by 10.2 percent to 30.4 percent for the second quarter of 2012 as compared to 40.6 percent for the second quarter of 2011 largely due to an incremental tax provision caused by a change in state tax law recognized in the second quarter of 2011.

Income tax expense was $29.6 million and $42.3 million for the six months ended June 30, 2012 and 2011, respectively. The effective tax rate decreased by 5.9 percent to 30.6 percent for the six months ended June 30, 2012 as compared to 36.5 percent for the same period of 2011 mainly due to the aforementioned incremental tax provision in 2011 related to a change in state tax law.

For the remainder of 2012, we anticipate that our effective tax rate will approximate 32 percent.

Valley National Bancorp (NYSE: VLY)

2012 Second Quarter Earnings

July 26, 2012

About Valley

Valley is a regional bank holding company headquartered in Wayne, New Jersey with $16 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 211 branches in 147 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	A severe decline in the general economic conditions of New Jersey and the New York Metropolitan area;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•

Valley’s inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected increases in our allowance for loan losses;

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

Valley National Bancorp (NYSE: VLY)

2012 Second Quarter Earnings

July 26, 2012

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the inability to realize expected cost savings and revenue synergies from the merger of State Bancorp with Valley in the amounts or in the timeframe anticipated;

•	inability to retain State Bancorp’s customers and employees;

•	lower than expected cash flows from PCI loans; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #

-Tables to Follow-

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2012	2012	2011	2012	2011

FINANCIAL DATA:
Net interest income	$122,071	$127,459	$117,670	$249,530	$234,562
Net interest income - FTE (4)	123,834	129,149	118,979	252,983	237,222
Non-interest income (2)	24,030	22,595	33,535	46,625	78,322
Non-interest expense	91,510	94,548	83,080	186,058	166,909
Income tax expense	14,366	15,278	25,205	29,644	42,308
Net income	32,820	34,531	36,894	67,351	73,479
Weighted average number of common shares outstanding: (5)
Basic	197,246,322	196,930,733	178,335,522	197,088,528	178,245,603
Diluted	197,250,168	196,961,915	178,345,558	197,105,638	178,254,714
Per common share data: (5)
Basic earnings	$0.17	$0.18	$0.21	$0.34	$0.41
Diluted earnings	0.17	0.18	0.21	0.34	0.41
Cash dividends declared	0.16	0.16	0.16	0.33	0.33
Book value	7.62	7.58	7.35	7.62	7.35
Tangible book value (1)	5.35	5.30	5.44	5.35	5.44
Tangible common equity to tangible assets (1)	6.78%	6.74%	6.86%	6.78%	6.86%
Closing stock price - high	$12.44	$12.59	$13.07	$12.59	$13.52
Closing stock price - low	10.28	11.35	12.21	10.28	12.10

CORE ADJUSTED FINANCIAL DATA: (1)
Net income, as adjusted	$33,165	$34,531	$36,894	$67,696	$73,996
Basic earnings per share, as adjusted	0.17	0.18	0.21	0.34	0.42
Diluted earnings per share, as adjusted	0.17	0.18	0.21	0.34	0.42

FINANCIAL RATIOS:
Net interest margin	3.47%	3.65%	3.67%	3.56%	3.67%
Net interest margin - FTE (4)	3.52	3.70	3.71	3.61	3.71
Annualized return on average assets	0.83	0.88	1.03	0.86	1.03
Annualized return on average shareholders’ equity	8.75	9.34	11.24	9.05	11.24
Annualized return on average tangible shareholders’ equity (1)	12.49	13.43	15.22	12.95	15.24
Efficiency ratio (6)	62.63	63.01	54.95	62.82	53.35

CORE ADJUSTED FINANCIAL RATIOS: (1)
Annualized return on average assets, as adjusted	0.84%	0.88%	1.03%	0.86%	1.04%
Annualized return on average shareholders’ equity as adjusted	8.85	9.34	11.24	9.09	11.32
Annualized return on average tangible shareholders’ equity, as adjusted	12.62	13.43	15.22	13.02	15.34
Efficiency ratio, as adjusted	62.40	63.01	54.95	62.71	53.21

AVERAGE BALANCE SHEET ITEMS:
Assets	$15,791,048	$15,713,145	$14,275,283	$15,752,098	$14,244,938
Interest earning assets	14,078,025	13,959,777	12,828,039	14,018,902	12,794,528
Loans	11,297,942	10,956,666	9,619,959	11,127,304	9,539,527
Interest bearing liabilities	11,018,929	11,040,905	10,348,181	11,029,917	10,349,516
Deposits	10,930,351	10,996,972	9,802,061	10,963,662	9,663,929
Shareholders’ equity	1,499,516	1,478,133	1,312,501	1,488,825	1,307,708

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
BALANCE SHEET ITEMS:
Assets	$16,018,244	$15,950,054	$14,244,507	$14,469,776
Total loans	11,423,852	11,149,522	9,799,641	9,591,023
Non-covered loans	11,197,315	10,897,337	9,527,797	9,282,599
Deposits	10,871,679	10,957,184	9,673,102	9,706,447
Shareholders’ equity	1,503,073	1,493,454	1,266,248	1,311,218

CAPITAL RATIOS:
Tier 1 leverage ratio	8.10%	8.08%	8.07%	8.37%
Risk-based capital - Tier 1	10.53	10.59	10.92	11.07
Risk-based capital - Total Capital	12.16	12.27	12.75	13.09

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2012	2012	2011	2012	2011
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$135,576	$136,185	$141,722	$136,185	$126,504
Loans charged-off: (3)
Commercial and industrial	(5,406)	(4,807)	(3,056)	(10,213)	(9,728)
Commercial real estate	(4,895)	(570)	(3,631)	(5,465)	(4,454)
Construction	(484)	(510)	—	(994)	—
Residential mortgage	(583)	(1,176)	(443)	(1,759)	(1,226)
Consumer	(1,015)	(1,483)	(1,355)	(2,498)	(3,113)

Total loans charged-off	(12,383)	(8,546)	(8,485)	(20,929)	(18,521)

Charged-off loans recovered:
Commercial and industrial	1,304	1,005	741	2,309	1,189
Commercial real estate	66	120	5	186	26
Construction	50	—	197	50	197
Residential mortgage	111	514	69	625	90
Consumer	407	601	618	1,008	1,220

Total loans recovered	1,938	2,240	1,630	4,178	2,722

Net charge-offs	(10,445)	(6,306)	(6,855)	(16,751)	(15,799)
Provision charged for credit losses	7,405	5,697	6,026	13,102	30,188

Ending balance - Allowance for credit losses	$132,536	$135,576	$140,893	$132,536	$140,893

Components of allowance for credit losses:
Allowance for non-covered loans	$118,083	$119,342	$119,907	$118,083	$119,907
Allowance for covered loans	11,771	13,528	18,719	11,771	18,719

Allowance for loan losses	129,854	132,870	138,626	129,854	138,626
Allowance for unfunded letters of credit	2,682	2,706	2,267	2,682	2,267

Allowance for credit losses	$132,536	$135,576	$140,893	$132,536	$140,893

Components of provision for credit losses:
Provision for losses on non-covered loans	$7,429	$5,374	$6,422	$12,803	$11,627
Provision for losses on covered loans	—	—	(788)	—	18,094
Provision for unfunded letters of credit	(24)	323	392	299	467

Provision for credit losses	$7,405	$5,697	$6,026	$13,102	$30,188

Annualized ratio of net charge-offs of non-covered loans to average loans	0.31%	0.23%	0.26%	0.27%	0.21%
Annualized ratio of total net charge-offs to average loans	0.37	0.23	0.29	0.30	0.33
Allowance for non-covered loan losses as a % of non-covered loans	1.05	1.10	1.29	1.05	1.29
Allowance for credit losses as a % of total loans	1.16	1.22	1.47	1.16	1.47

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	June 30,	March 31,	December 31,	June 30,
ASSET QUALITY: (7)	2012	2012	2011	2011
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$2,275	$5,531	$4,347	$10,915
Commercial real estate	11,483	8,897	13,115	7,710
Construction	270	9,312	2,652	1,710
Residential mortgage	10,148	12,988	8,496	13,819
Consumer	5,872	5,330	8,975	8,661

Total 30 to 89 days past due	30,048	42,058	37,585	42,815
90 or more days past due:
Commercial and industrial	512	—	657	12
Commercial real estate	—	711	422	1,682
Construction	—	—	1,823	—
Residential mortgage	727	1,749	763	687
Consumer	246	214	351	319

Total 90 or more days past due	1,485	2,674	4,016	2,700

Total accruing past due loans	$31,533	$44,732	$41,601	$45,515

Non-accrual loans:
Commercial and industrial	$12,652	$24,196	$26,648	$15,882
Commercial real estate	61,864	47,433	42,186	43,041
Construction	16,502	17,704	19,874	22,004
Residential mortgage	32,045	32,291	31,646	29,815
Consumer	3,165	3,583	3,910	3,009

Total non-accrual loans	126,228	125,207	124,264	113,751
Other real estate owned (8)	14,724	14,119	15,227	10,797
Other repossessed assets	8,548	1,769	796	929
Non-accrual debt securities (9)	45,921	38,502	27,151	—

Total non-performing assets (“NPAs”)	$195,421	$179,597	$167,438	$125,477

Performing troubled debt restructured loans	$113,610	$96,152	$100,992	$101,444
Total non-accrual loans as a % of loans	1.10%	1.12%	1.27%	1.19%
Total accruing past due and non-accrual loans as a % of loans	1.38	1.52	1.69	1.66
Allowance for losses on non-covered loans as a % of non-accrual loans	93.55	95.32	96.79	105.41
Non-performing purchased credit-impaired loans: (10)
Non-covered loans	$19,827	$9,961	$—	$—
Covered loans	66,571	71,179	76,701	83,759

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)

This press release contains certain supplemental financial information, described in Notes (1) - (4), which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2012	2012	2011	2012	2011
Tangible book value per common share:
Common shares outstanding	197,259,926	197,069,110	178,343,941	197,259,926	178,343,941

Shareholders’ equity	$1,503,073	$1,493,454	$1,311,218	$1,503,073	$1,311,218
Less: Goodwill and other intangible assets	(447,260)	(448,814)	(341,893)	(447,260)	(341,893)

Tangible shareholders’ equity	$1,055,813	$1,044,640	$969,325	$1,055,813	$969,325
Tangible book value	$5.35	$5.30	$5.44	$5.35	$5.44
Annualized return on average tangible equity:
Net income	$32,820	$34,531	$36,894	$67,351	$73,479

Average shareholders’ equity	1,499,516	1,478,133	1,312,501	1,488,825	1,307,708
Less: Average goodwill and other intangible assets	(448,451)	(449,285)	(342,590)	(448,866)	(343,245)

Average tangible shareholders’ equity	$1,051,065	$1,028,848	$969,911	$1,039,959	$964,463
Annualized return on average tangible shareholders’ equity	12.49%	13.43%	15.22%	12.95%	15.24%
Adjusted net income available to common stockholders:
Net income, as reported	$32,820	$34,531	$36,894	$67,351	$73,479
Net impairment losses on securities recognized in earnings (net of tax)	345	—	—	345	517

Net income, as adjusted	33,165	34,531	36,894	67,696	73,996
Adjusted per common share data:
Net income, as adjusted	$33,165	$34,531	$36,894	$67,696	$73,996
Average number of basic shares outstanding	197,246,322	196,930,733	178,335,522	197,088,528	178,245,603
Basic earnings, as adjusted	$0.17	$0.18	$0.21	$0.34	$0.42
Average number of diluted shares outstanding	197,250,168	196,961,915	178,345,558	197,105,638	178,254,714
Diluted earnings, as adjusted	$0.17	$0.18	$0.21	$0.34	$0.42
Adjusted annualized return on average assets:
Net income, as adjusted	$33,165	$34,531	$36,894	$67,696	$73,996
Average assets	15,791,048	15,713,145	14,275,283	15,752,098	14,244,938
Annualized return on average assets, as adjusted	0.84%	0.88%	1.03%	0.86%	1.04%
Adjusted annualized return on average shareholders’ equity:
Net income, as adjusted	$33,165	$34,531	$36,894	$67,696	$73,996
Average shareholders’ equity	1,499,516	1,478,133	1,312,501	1,488,825	1,307,708
Annualized return on average shareholders’ equity, as adjusted	8.85%	9.34%	11.24%	9.09%	11.32%
Adjusted annualized return on average tangible shareholders’ equity:
Net income, as adjusted	$33,165	$34,531	$36,894	$67,696	$73,996
Average tangible shareholders’ equity	1,051,065	1,028,848	969,911	1,039,959	964,463
Annualized return on average tangible shareholders’ equity, as adjusted	12.62%	13.43%	15.22%	13.02%	15.34%

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2012	2012	2011	2012	2011
Adjusted efficiency ratio:
Non-interest expense	$91,510	$94,548	$83,080	$186,058	$166,909

Net interest income	122,071	127,459	117,670	249,530	234,562
Non-interest income	24,030	22,595	33,535	46,625	78,322
Add: Net impairment losses on securities recognized in earnings	550	—	—	550	825

Gross operating income, as adjusted	$146,651	$150,054	$151,205	$296,705	$313,709
Efficiency ratio, as adjusted	62.40%	63.01%	54.95%	62.71%	53.21%

Tangible common equity to tangible assets:
Tangible shareholders’ equity	$1,055,813	$1,044,640	$969,325	$1,055,813	$969,325

Total assets	16,018,244	15,950,054	14,469,776	16,018,244	14,469,776
Less: Goodwill and other intangible assets	(447,260)	(448,814)	(341,893)	(447,260)	(341,893)

Tangible assets	$15,570,984	$15,501,240	$14,127,883	$15,570,984	$14,127,883
Tangible common equity to tangible assets	6.78%	6.74%	6.86%	6.78%	6.86%

(2) Non-interest income includes net trading gains (losses):
Trading securities	$(151)	$252	$(106)	$101	$387
Junior subordinated debentures	1,760	(1,240)	(942)	520	1,947

Total trading gains (losses), net	$1,609	$(988)	$(1,048)	$621	$2,334

(3) Total loans charged-off includes the following covered loan charge-offs:
Commercial and industrial	$(1,273)	$—	$(639)	$(1,273)	$(5,605)
Commercial real estate	—	—	—	—	(38)
Construction	(484)	—	—	(484)	—
Residential mortgage	—	—	—	—	(110)

Total covered loans charged-off	$(1,757)	$—	$(639)	$(1,757)	$(5,753)

(4)

Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(5)	Share data reflects the five percent common stock dividend issued on May 25, 2012.
(6)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(7)

Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and acquired or purchased loans during 2012. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(8)

Excludes OREO properties related to FDIC-assisted transactions totaling $11.2 million, $11.0 million, $6.4 million and $6.7 million at June 30, 2012, March 31, 2012, December 31, 2011 and June 30, 2011, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(9)

Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $5.8 million, $13.2 million and $24.6 million) at June 30, 2012, March 31, 2012 and December 31, 2011.

(10)

Represent acquired and purchased loans meeting Valley’s definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	June 30, 2012	December 31, 2011
Assets
Cash and due from banks	$443,297	$372,566
Interest bearing deposits with banks	8,423	6,483
Investment securities:
Held to maturity, fair value of $1,860,722 at June 30, 2012 and $2,027,197 at December 31, 2011	1,805,378	1,958,916
Available for sale	688,788	566,520
Trading securities	22,039	21,938

Total investment securities	2,516,205	2,547,374

Loans held for sale, at fair value	29,970	25,169
Non-covered loans	11,197,315	9,527,797
Covered loans	226,537	271,844
Less: Allowance for loan losses	(129,854)	(133,802)

Net loans	11,293,998	9,665,839

Premises and equipment, net	273,626	265,475
Bank owned life insurance	336,612	303,867
Accrued interest receivable	55,040	52,527
Due from customers on acceptances outstanding	5,356	5,903
FDIC loss-share receivable	59,741	74,390
Goodwill	420,443	317,962
Other intangible assets, net	26,817	20,818
Other assets	548,716	586,134

Total Assets	$16,018,244	$14,244,507

Liabilities
Deposits:
Non-interest bearing	$3,231,722	$2,781,597
Interest bearing:
Savings, NOW and money market	4,991,834	4,390,121
Time	2,648,123	2,501,384

Total deposits	10,871,679	9,673,102

Short-term borrowings	523,122	212,849
Long-term borrowings	2,724,536	2,726,099
Junior subordinated debentures issued to capital trusts (includes fair value of $149,649 at June 30, 2012 and $160,478 at December 31, 2011 for VNB Capital Trust I)	190,495	185,598
Bank acceptances outstanding	5,356	5,903
Accrued expenses and other liabilities	199,983	174,708

Total Liabilities	14,515,171	12,978,259

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 232,023,233 shares; issued 197,262,005 shares at June 30, 2012 and 178,717,806 shares at December 31, 2011	69,308	59,955
Surplus	1,384,729	1,179,135
Retained earnings	92,925	90,011
Accumulated other comprehensive loss	(43,867)	(62,441)
Treasury stock, at cost (2,079 common shares at June 30, 2012 and 34,776 common shares at December 31, 2011)	(22)	(412)

Total Shareholders’ Equity	1,503,073	1,266,248

Total Liabilities and Shareholders’ Equity	$16,018,244	$14,244,507

*	Share data reflects the five percent common stock dividend issued on May 25, 2012.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest Income
Interest and fees on loans	$143,812	$135,084	$292,272	$268,707
Interest and dividends on investment securities:
Taxable	18,114	28,602	38,865	58,182
Tax-exempt	3,227	2,429	6,346	4,934
Dividends	1,674	1,591	3,425	3,647
Interest on federal funds sold and other short-term investments	31	88	86	143

Total interest income	166,858	167,794	340,994	335,613

Interest Expense
Interest on deposits:
Savings, NOW and money market	4,690	5,082	10,044	9,761
Time	9,276	12,616	19,461	24,782
Interest on short-term borrowings	369	276	622	617
Interest on long-term borrowings and junior subordinated debentures	30,452	32,150	61,337	65,891

Total interest expense	44,787	50,124	91,464	101,051

Net Interest Income	122,071	117,670	249,530	234,562
Provision for losses on non-covered loans and unfunded letters of credit	7,405	6,814	13,102	12,094
Provision for losses on covered loans	—	(788)	—	18,094

Net Interest Income After Provision for Credit Losses	114,666	111,644	236,428	204,374

Non-Interest Income
Trust and investment services	1,984	1,952	3,758	3,975
Insurance commissions	3,283	3,657	8,719	8,080
Service charges on deposit accounts	6,086	5,642	12,032	11,292
Gains on securities transactions, net	1,204	16,492	1,047	19,171
Other-than-temporary impairment losses on securities	—	—	—	—
Portion recognized in other comprehensive income (before taxes)	(550)	—	(550)	(825)

Net impairment losses on securities recognized in earnings	(550)	—	(550)	(825)
Trading gains (losses), net	1,609	(1,048)	621	2,334
Fees from loan servicing	1,149	1,170	2,308	2,367
Gains on sales of loans, net	3,141	1,561	6,307	5,170
Gains on sales of assets, net	256	146	288	203
Bank owned life insurance	1,632	1,880	3,591	3,586
Change in FDIC loss-share receivable	(7,022)	(2,669)	(7,112)	13,566
Other	11,258	4,752	15,616	9,403

Total non-interest income	24,030	33,535	46,625	78,322

Non-Interest Expense
Salary and employee benefits expense	51,214	44,109	102,240	88,234
Net occupancy and equipment expense	16,903	15,467	34,265	32,653
FDIC insurance assessment	3,208	3,302	6,827	6,631
Amortization of other intangible assets	2,532	1,796	4,490	3,758
Professional and legal fees	3,345	3,020	6,969	6,793
Advertising	1,841	2,703	3,529	4,185
Other	12,467	12,683	27,738	24,655

Total non-interest expense	91,510	83,080	186,058	166,909

Income Before Income Taxes	47,186	62,099	96,995	115,787
Income tax expense	14,366	25,205	29,644	42,308

Net Income	$32,820	$36,894	$67,351	$73,479

Earnings Per Common Share *:
Basic	$0.17	$0.21	$0.34	$0.41
Diluted	0.17	0.21	0.34	0.41
Cash Dividends Declared per Common Share *	0.16	0.16	0.33	0.33
Weighted Average Number of Common Shares Outstanding *:
Basic	197,246,322	178,335,522	197,088,528	178,245,603
Diluted	197,250,168	178,345,558	197,105,638	178,254,714

*	Share data reflects the five percent common stock dividend issued on May 25, 2012.

VALLEY NATIONAL BANCORP

LOAN PORTFOLIO

(in thousands)

	6/30/2012	3/31/2012	12/31/2011	09/30/2011	06/30/2011
Non-covered Loans
Commercial and industrial	$2,165,656	$2,170,378	$1,878,387	$1,833,211	$1,825,782
Commercial real estate:
Commercial real estate	4,441,026	4,347,542	3,574,089	3,524,891	3,486,597
Construction	411,639	430,906	411,003	401,166	413,951

Total commercial real estate	4,852,665	4,778,448	3,985,092	3,926,057	3,900,548
Residential mortgage	2,745,101	2,531,166	2,285,590	2,172,601	2,147,362
Consumer:
Home equity	499,749	507,560	469,604	477,517	484,812
Automobile	778,181	764,082	772,490	785,443	807,489
Other consumer	155,963	145,703	136,634	122,862	116,606

Total consumer loans	1,433,893	1,417,345	1,378,728	1,385,822	1,408,907

Total non-covered loans	$11,197,315	$10,897,337	$9,527,797	$9,317,691	$9,282,599

Covered loans *	226,537	252,185	271,844	282,396	308,424

Total loans	$11,423,852	$11,149,522	$9,799,641	$9,600,087	$9,591,023

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and
	Net Interest Income on a Tax Equivalent Basis
	Quarter End - 06/30/2012			Quarter End - 03/31/2012			Quarter End - 12/31/2011			Quarter End - 09/30/2011			Quarter End - 06/30/2011
($ in thousands)	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets
Loans (1)(2)	$11,297,942	$143,837	5.09%	$10,956,666	$148,470	5.42%	$9,710,251	$138,356	5.70%	$9,642,366	$140,305	5.82%	$9,619,959	$135,085	5.62%
Taxable investments (3)	2,263,054	19,788	3.50%	2,469,057	22,502	3.65%	2,406,927	24,838	4.13%	2,537,173	28,117	4.43%	2,698,706	30,193	4.48%
Tax-exempt investments (1)(3)	464,681	4,965	4.27%	439,927	4,799	4.36%	477,841	4,970	4.16%	464,873	4,783	4.12%	372,002	3,737	4.02%
Federal funds sold and other interest bearing deposits	52,348	31	0.24%	94,127	55	0.23%	250,912	149	0.24%	176,900	110	0.25%	137,372	88	0.26%

Total interest earning assets	14,078,025	168,621	4.79%	13,959,777	175,826	5.04%	12,845,931	168,313	5.24%	12,821,312	173,315	5.41%	12,828,039	169,103	5.27%

Other assets	1,713,023			1,753,368			1,460,742			1,462,471			1,447,244

Total assets	$15,791,048			$15,713,145			$14,306,673			$14,283,783			$14,275,283

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$5,064,315	$4,690	0.37%	$5,072,431	$5,354	0.42%	$4,463,682	$5,154	0.46%	$4,395,239	$4,961	0.45%	$4,431,929	$5,082	0.46%
Time deposits	2,661,794	9,276	1.39%	2,812,582	10,185	1.45%	2,584,980	11,085	1.72%	2,782,254	12,424	1.79%	2,815,223	12,616	1.79%
Short-term borrowings	376,150	369	0.39%	237,676	253	0.43%	185,091	244	0.53%	175,636	293	0.67%	167,864	276	0.66%
Long-term borrowings (4)	2,916,670	30,452	4.18%	2,918,216	30,885	4.23%	2,911,526	31,775	4.37%	2,942,015	32,026	4.35%	2,933,165	32,150	4.38%

Total interest bearing liabilities	11,018,929	44,787	1.63%	11,040,905	46,677	1.69%	10,145,279	48,258	1.90%	10,295,144	49,704	1.93%	10,348,181	50,124	1.94%

Non-interest bearing deposits	3,204,242			3,111,959			2,786,865			2,611,057			2,554,909
Other liabilities	68,361			82,148			63,031			60,849			59,692
Shareholders’ equity	1,499,516			1,478,133			1,311,498			1,316,733			1,312,501

Total liabilities and shareholders’ equity	$15,791,048			$15,713,145			$14,306,673			$14,283,783			$14,275,283

Net interest income/interest rate spread (5)		$123,834	3.16%		$129,149	3.35%		$120,055	3.34%		$123,611	3.48%		$118,979	3.33%
Tax equivalent adjustment		(1,763)			(1,690)			(1,741)			(1,676)			(1,309)

Net interest income, as reported		$122,071			$127,459			$118,314			$121,935			$117,670

Net interest margin (6)			3.47%			3.65%			3.68%			3.80%			3.67%
Tax equivalent effect			0.05%			0.05%			0.06%			0.06%			0.04%

Net interest margin on a fully tax equivalent basis (6)			3.52%			3.70%			3.74%			3.86%			3.71%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)

Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.